Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:

Lynne Baker

847-851-7006

Andrea Meyer

847-585-3937

Investors:

Karen King

847-585-3899

www.careered.com

Michael J. Graham Joins Career Education Corporation as Chief Financial Officer

Patrick K. Pesch to Retire as CFO, Treasurer, and Director

HOFFMAN ESTATES, Ill.—(August 21, 2007)—Career Education Corporation (NASDAQ:CECO) today announced that Michael J. Graham has joined Career Education as executive vice president, chief financial officer and treasurer.  He succeeds Patrick Pesch, who is retiring from these roles.  Pesch has also resigned from the company’s board of directors.

Graham has deep and diversified experience in a variety of public and private companies.  Most recently, he has been the chief financial officer of Terlato Wine Group, a privately-held company that specializes in the marketing and production of luxury wines.  Graham also has experience working in publicly-traded companies, including R.R. Donnelley, Sears Roebuck & Co., and Aegis Communications Group, where he served as chief financial officer.  At R.R. Donnelley, a publicly-traded print and print-related services provider with annual revenues of approximately $10 billion, Graham served as senior vice president and controller, managing a team of more than 100 professionals.  He oversaw a range of functions including corporate and SEC accounting, corporate financial planning and Sarbanes-Oxley compliance.  His history of working on well-established brands and large companies extends to Sears, where he was the vice president and controller.  He also spent seven years at the Quaker Oats Company where he progressed through several financial positions, and seven years with Coopers & Lybrand in the audit practice.  Graham holds an M.B.A. from the University of Chicago Graduate School of Business, a B.S.C. in accounting from DePaul University, and is a certified public accountant.

“We are extremely pleased to have Mike Graham join our CEC team,” said Gary McCullough, president and chief executive officer of Career Education Corporation.  “Mike’s experience in a variety of publicly-traded companies, expertise in international business transactions, mergers and acquisitions, and proven success in effectively managing and establishing efficiencies in large financial departments will help strengthen our management leadership as we move CEC forward.”

Patrick Pesch has served as executive vice president and chief financial officer of CEC since 1999 and as a director since 1995.  During his tenure, the company’s annual revenues surpassed $2 billion, and achieved a compound annual growth rate in excess of 40 percent.  Career Education Corporation has appeared in growth company rankings in FORTUNE magazine, BusinessWeek and Crain’s Chicago Business.

“I am extremely proud of the accomplishments of Career Education and feel quite fortunate to have played a role in its tremendous growth. CEC has positively influenced the lives of thousands of students through delivery of quality educational programs, which has always been our top priority,” said Pesch. “The company is entering a new chapter in its life and it is time for me to begin a new chapter in my life.  I look forward to being able to spend more time with my family.”

“Pat Pesch has been a dedicated member of this organization and a tremendous help to me personally since I joined Career Education five months ago,” said McCullough. “We are grateful for his commitment, insight, contributions and accomplishments on behalf of the company.  We wish him the best as he takes this well-deserved time with his family.” Graham will join CEC on September 5, 2007.  Pesch will remain employed by the company for 60 days following Graham’s arrival in order to assist in the transition, and will serve as a consultant for CEC through June of 2008.

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in Canada, France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately half of our students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute of Photography; International Academy of Design & Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company’s website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

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